Exhibit 4.10

Promissory Note

$360,000 March 31st, 2022

Manhattan Beach, CA 90266

FOR VALUE RECEIVED, Clean Vision Corporation., a Nevada corporation (the “Company”), hereby promises to pay to the order of Silverback Capital Corporation (the “Payee”), at the address specified for notice below, or such other place as the Payee may designate to Company in writing from time to time, the aggregate principal face amount of $360,000 together with interest on the principal amount outstanding hereunder at the rate set forth below in lawful money of the United States of America shall be due and payable on the one-year anniversary of the Note, unless prepaid or converted earlier (this “Note”).

1. The Offer - Private placement (the “Offering”) of units (the “Units”) consisting of Senior Subordinated Convertible Notes (the “Notes”), convertible into shares of common stock of the Company (the “Common Stock”) at the Conversion Price (as defined below), and warrants (the “Warrants”). The Notes and Warrants shall be offered pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (the “1933 Act”), only to accredited investors as defined in Regulation D promulgated under the 1933 Act.

2. Purchase Price – This Note contains an- Original Issue Discount of 20%, Upon execution and delivery of this Note, the sum of $300,000 shall be remitted and delivered to, or on behalf of the Company by Payee.

3. Payment Terms

(a)	Interest. 8.0% per annum on the Face Value

(b)	Payment of Principal at Maturity. The principal of this Note shall be due and payable

(i) in cash if the Notes are either pre-paid or repaid at maturity; or (ii) in Common Stock (valued at the Conversion Price) if the Note is converted. Interest will be accrued and paid in arrears upon the earlier to occur of prepayment/repayment or conversion of the Notes.

(c)	Prepayment. At any time on or after the earlier of: (i) the six month anniversary of issuance of this Note; or (ii) the sale of the Company, the Company may pre-pay the Notes in an amount equal to 120% of the principal amount to be repaid plus accrued and unpaid interest (the “Pre-Payment Amount”) by delivering a notice of Pre-Payment (a “Pre-Payment Notice”) to the holders of Notes (the “Note Holders”), which Pre-Payment Notice shall specify a pre-payment date not less than ten (10) or more than thirty (30) days from the date of such notice (the “Pre-Payment Date”); provided, however, that each Note Holder will continue to have the right to convert its Note until the close of business on the fifth (5th) business day prior to the Pre- Payment Date. Suitable notice periods to convert shall apply in the event of a sale of the Company.

4. Right to Convert - The principal amount of the Notes may be converted at the option of the Note Holder into shares of Common Stock of the Company at the Conversion Price at any time prior to the Maturity Date, or thereafter during an Event of Default (a “Conversion”); provided, however, that in no event shall the Payee be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Payee and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of Conversion Shares issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Payee and its affiliates of more than 4.99% of the then outstanding shares of Common Stock. For purposes of the proviso set forth in the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, however, that the limitations on conversion may be waived (up to 9.99%) by the Payee upon, at the election of the Payee, not less than sixty-one (61) days’ prior notice to the Borrower, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Payee, as may be specified in such notice of waiver). The number of Conversion Shares to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the Conversion Price, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to the Borrower or Borrower’s transfer agent by the Payee; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower or Borrower’s transfer agent before 11:59 p.m., New York, New York time on such conversion date (the “Conversion Date”). The term “Conversion

Amount” means, with respect to any conversion of this Note, the sum of (1) the Principal Face Amount of this Note to be converted in such conversion plus (2) at the Payee’s option, accrued and unpaid interest, if any, on such Principal Face Amount at the Interest Rate to the Conversion Date, plus (3) at the Payee’s option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) or (2). The “Conversion Price” of the Notes shall be $0.02; provided, that if the Company shall effect a Qualified Offering (as defined below) the Conversion Price shall thereupon be such price that represents a 20% discount to the offering price of the Borrower’s Common Stock in the “Qualified Offering”. A “Qualified Offering” shall mean a public offering in the United States pursuant to a registration statement declared effective by the Securities and Exchange Commission pursuant to the 1933 Act, with minimum gross proceeds of $10,000,000, pursuant to which the Common Stock is listed for trading on NASDAQ or similar U.S. nationally recognized stock exchange. To convert this Note into shares of Common Stock upon an optional conversion on any date after the initial issuance date (a “Conversion Date”), a Payee shall deliver, via electronic mail or otherwise, for receipt on or prior to 11:59 p.m., Eastern time, on such date, a copy of an executed Notice of Conversion of the share(s) subject to such conversion to the Company. The Payee shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original Note so converted as aforesaid. On or before the first Trading Day following the date of receipt of a Notice of Conversion, the Company shall transmit by electronic mail an acknowledgment of confirmation, in the form attached hereto, of receipt of such Notice of Conversion to such Payee and the Company’s Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Notice of Conversion in accordance with the terms herein.

(a)                   Upon (i) the request of the Company‘s underwriters that to convert this Note into shares of Common Stock or (ii) a Qualified Offering, the outstanding principal face amount of this Note shall automatically convert into shares of Common Stock at the Conversion Price without any further action on the part of the Corporation or the Holder and the Holders shall have no further rights as a Holder. The effective date of the conversion shall be the date requested by the underwriters or first trading date of the shares of Common Stock on a national securities exchange, as applicable.

(b)                   Authorized and Reserved Shares. The Borrower covenants that at all times until the Note is satisfied in full, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of number of Conversion Shares equal to the number of shares of Common Stock reserved in the Payee’s Transfer Agent Letter entered into in connection with this Note (the “Reserved Amount”). The Borrower represents that upon issuance, the Conversion Shares will be duly and validly issued, fully paid and non- assessable. In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of Conversion Shares into which this Note shall be convertible at the then current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of this Note. The Borrower acknowledges that it has irrevocably instructed its transfer agent to reserve the Conversion Shares and agrees that this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates or electronically issue shares of Common Stock to execute and issue the necessary certificates for the Conversion Shares in accordance with the terms and conditions of this Note.

5. Adjustments - If the Company at any time on or after the initial issuance date subdivides (by any stock split, stock dividend, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the initial issuance date combines (by any reverse split, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 5 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 5 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

6. Default - It shall be an event of default (“Event of Default”), and the entire unpaid principal of this Note shall become immediately due and payable upon the occurrence of any of the following events:

(a)                   any failure on the part of the Company to make any payment under this

Note when due, and such failure continues for ten (10) days after the due date;

(b)                   the Company’s commencement (or take any action for the purpose of commencing) of any proceeding under any bankruptcy, or for the reorganization of any party liable hereon, whether as maker, endorser, guarantor, surety or otherwise, or for the readjustment of any of the debts of any of the foregoing parties, under the Federal Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or Federal, for the relief of debtors, now or hereafter existing, by any of the foregoing parties, or against any of the foregoing parties;

(c)                   a proceeding shall be commenced against the Company under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute and relief is ordered against such party, or the proceeding is controverted but is not dismissed within thirty (30) days after the commencement thereof;

(d)                   the appointment of a receiver, trustee or custodian for all or substantially all of the assets of the Company, which appointment remains in place for at least one hundred twenty (120) days, the dissolution or liquidation of the Company; or

(e)                   the admission by the Company of its inability to pay its debts as they mature, or an assignment for the benefit of the creditors of the Company.

(f)                    A Qualified Offering pursuant to which the Common Stock is listed for trading on NASDAQ or similar U.S. nationally recognized stock exchange is not consummated by March 31, 2023.

In the case of a default, besides other remedies available, the Note Holder shall have the option to convert the entire unpaid principal and interest of this Note into shares of common stock the lower of i) .02 per share or ii) a 20% discount to the 5-day trailing VWAP of the Common Stock. For the purposes hereof, “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time) and (b) if the Common Stock is not then listed or quoted for trading a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB or the OTCQX (or any successors to any of the foregoing).

7. Waiver

(a)                   The Company and every endorser or guarantor, if any, of this Note regardless of time, order, or place of signing waive demand, presentment, protest, notice of protest, notice of dishonor with respect to this Note and notices of every kind and assent to any one or more extensions or postponements of the time of payment or any other indulgences, to any substitutions and to any additions or releases of any other parties or persons primarily or secondarily liable with respect to this Note.

(b)                  The parties hereto agree that a waiver of rights under this Note shall not be deemed to be made by a party hereto unless such waiver shall be in writing, duly signed by the applicable party, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights of the parties hereto in any other respect at any other time.

(c)                   IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, THE COMPANY WAIVES (TO THE FULL EXTENT PERMITTED BY LAW) ALL RIGHT TO A TRIAL BY JURY.

8. GOVERNING LAW - THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEVADA WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

9. Assignment of Note. The Company may not assign or transfer this Note or any of its obligations under this Note in any manner whatsoever (including, without limitation, by the consolidation or merger with or into another corporation) without the prior written consent of Payee. The Note may be assigned at any time by the Payee.

10. Miscellaneous.

(a)	This Note may be altered only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. This Note may not be modified by an oral agreement, even if supported by new consideration.

(b)	Subject to the covenants, terms, and conditions contained in this Note apply to and bind the heirs, successors, executors, administrators and assigns of the parties.

(c)	This Note and the agreements and documents referred to herein and therein constitute a final written expression of all the terms of the agreement between the parties regarding the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, and representations between the parties with respect to this Note. If any provision or any word, term, clause, or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect.

(d)	The term “Payee” shall include the initial party to whom payment is designated to be made and, in the event of an assignment of this Note, the successor assignee or assignees, and, as to each successive additional assignment, such successor assignee or assignees.

(e)	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States of America) or by FedEx, Express Mail, or similar internationally recognized overnight delivery or courier service, or delivered in person or by facsimile, or similar telecommunications equipment, against receipt therefore at the address of such party set forth in this Section 10(e) (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 10(e).

Payee:	Silverback Capital Corporation
Attention: Gillian Gold, Authorized Signatory
614 N. Dupont Hwy
Suite 210
Dover, DE 19901
Phone: 646-536-8120
E-mail:
Company:	Clean Vision Corporation
2711 N. Sepulveda Blvd.
# 1051
Manhattan Beach, CA 90266
Phone: 424-835-1845
E-mail:

Such addresses may be changed by notice given as provided in this subsection. Notices shall be effective upon the date of receipt; provided, however, that a notice (other than a notice of a changed address) sent by certified or registered U.S. mail, with postage prepaid, shall be presumed received not later than three (3) business days following the date of sending.

(f)	Time is of the essence under this Note.

(g)	All agreements herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the amount paid or agreed to be paid to the Payee for the use of the money advanced or to be advanced hereunder exceed the maximum rate of interest allowed to be charged under applicable law (the “Maximum Legal Rate”). If, from any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby shall involve the payment of interest in excess of the Maximum Legal Rate, then the obligation to pay interest hereunder shall be reduced to the Maximum Legal Rate; and if from any circumstance whatsoever, the Payee shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Legal Rate, such amount as would be excessive interest shall be applied to any other indebtedness of the Company to the Payee. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between the Company and the Payee with respect to the indebtedness evidenced hereby.

(h)	The Company represents and warrants that the issuance of this Note has been duly authorized by all necessary corporate and shareholder action and the execution, delivery and repayment of this Note does not and will not violate any agreement to which it is a party.

(i)	Most-Favored Nation. So long as this Note is outstanding, upon any issuance by the Borrower or any of its subsidiaries of any new security for borrowed money, with any term that the Payee reasonably believes is more favorable to the Payee of such security or with a term in favor of the Payee of such security that the Payee reasonably believes was not similarly provided to the Payee in this Note, then (i) the Borrower shall notify the Payee of such additional or more favorable term within one (1) business day of the issuance or amendment (as applicable) of the respective security, and (ii) such term, at Payee’s option, shall become a part of the transaction documents with the Payee (regardless of whether the Borrower complied with the notification provision of this Section 7(e). The Payee shall have the types of terms contained in another security that may be more favorable to the Payee of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, and original issue discounts. If Payee elects to have the term become a part of the transaction documents with the Payee, then the Borrower shall immediately deliver acknowledgment of such adjustment in form and substance reasonably satisfactory to the Payee (the “Acknowledgment”) within one (1) business day of Borrower’s receipt of request from Payee, provided that Borrower’s failure to timely provide the Acknowledgement shall not affect the automatic amendments contemplated hereby.

(j)	Usury. To the extent it may lawfully do so, the Borrower hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Borrower under this Note for payments which under the applicable law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums which under the applicable law in the nature of interest that the Borrower may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by applicable law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the Issue Date, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Borrower to the Holder with respect to indebtedness evidenced by this the Note, such excess shall be applied by the Holder to the unpaid principal balance of any such indebtedness or be refunded to the Borrower, the manner of handling such excess to be at the Holder’s election.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Note as of the date first set forth above.

BORROWER:

/s/ Dan Bates
Dan Bates, CEO

Agreed to and Accepted By:
Silverback Capital Corporation

By:/s/ Gillian Gold
Gillian Gold
Authorized Signatory

EXHIBIT A

NOTICE OF CONVERSION

In accordance with and pursuant to the Note with a principal face amount of $360,000 issued to the Payee by Clean Vision Corporation, the undersigned hereby elects to convert the principal face amount of $____ indicated below into shares of common stock, $0.001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Principal Face Amount to be converted: _________

Interest to be converted: ___________________________

_____________________________________________

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED: ____________________________

Please confirm the following information:

Conversion Price: _______________________________

Number of shares of Common Stock to be issued: ____________________

Please issue the Common Stock being converted to Payee, or for its benefit, as follows:

Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to: ____________________________________

____________________________________________

____________________________________________

Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant: _____________________________________

_________________________________________________

_________________________________________________

Date:______________________,

__________________________

Name of Registered Holder

By:
By:_______________________ Name: Title:	NT>
Title:

Tax ID: _____________________

Facsimile: ___________________

E-mail Address:

ACKNOWLEDGEMENT

The Company hereby acknowledges this Notice of Conversion and hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Corporation and acknowledged and agreed to by ________________________.

CLEAN VISION CORPORATION.

By:_____________________

Dan Bates

CEO

Exhibit “A”

LEAK-OUT AGREEMENT

This Leak-Out Agreement (the “Agreement”) made as of this 31st day of March 2022, by and between Clean Vision Corporation, a Nevada corporation (the “Issuer”), and the undersigned (the “Subscriber” or “You”).

WHEREAS, it is intended that the shares of common stock of the Company covered by this Agreement shall include 30,000,000 shares of common stock represented by the stock certificate/s (or any successor stock/s issued on the transfer of such stock certificate/s) described on the Counterpart Signature Page hereof (the “Common Stock”); and

WHEREAS, the execution and delivery of this Agreement was a condition of the Subscription Agreement by the Subscriber of the Common Stock covered hereby; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Except as otherwise expressly provided herein, and except as the Subscriber may be otherwise restricted from selling shares of Common Stock under applicable federal or state securities laws, rules, regulations and Securities and Exchange Commission (the “SEC”) interpretations thereof, the Subscriber shall not assign, hypothecate or otherwise sell more than 10% of the daily trading volume in the shares of Common Stock as reported by OTC Markets (the “Leak-Out”). The Leak-Out shall terminate upon the Company filing a public offering in the United States pursuant to a registration statement with the SEC pursuant to the 1933 Act, with minimum gross proceeds of $10,000,000, pursuant to which the Common Stock shall be listed for trading on NASDAQ or similar U.S. nationally recognized stock exchange.

2.	Except as otherwise provided herein, all Common Stock shall be sold by the Subscriber in “broker’s transactions” and in compliance with the “manner of sale” requirements as those terms are defined in Rule 144 of the SEC during the Leak-Out Period.

3.	The Subscriber shall not engage in an investment strategy based upon selling the shares of the Company “short” while the shares of Common Stock covered hereby remain unsold during the Leak-Out Period and shall not “short” the Company’s Common Stock while such shares remain subject to such periods.

4.	Notwithstanding anything to the contrary set forth herein, the Company may, in its sole discretion and in good faith, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Common Stock or if such waiver would otherwise be in the best interests of the development of a viable trading market for the Common Stock of the Company.

5.	In the event of a completed tender offer to purchase all or substantially all of the Company’s issued and outstanding securities, this Agreement shall terminate as of the closing of such event, and the Common Stock restrictions on the resale of the Common Stock pursuant hereto shall terminate.

6.	Except as otherwise provided in this Agreement or any other agreements between the parties, the Subscriber shall be entitled to the beneficial rights of ownership of the Common Stock, including the right to vote the Common Stock for any and all purposes.

7.	The number of shares of Common Stock included in any allotment that can be sold by the Subscriber hereunder shall be appropriately adjusted should the Company make a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its shares of Common Stock.

8.	This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

9.	All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement, to the Company, at such principal executive office address of the Company’s that is publicly available in the OTC Markets or the SEC Edgar archives), and to the Subscriber, at the address in the Counterpart Signature Page hereof. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

10.	The resale restrictions on the Common Stock set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

11.	The Company or the Subscriber who fails to fully adhere to the terms and conditions of this Agreement shall be liable to the other party for any damages suffered by such party by reason of any such breach of the terms and conditions hereof. The Subscriber agrees that in the event of a breach of any of the terms and conditions of this Agreement by the Subscriber, that in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring the Subscriber to cease and desist from violating the terms and conditions of this Agreement and specifically requiring the Subscriber to perform his/her/its obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that the Company or any non-defaulting Subscriber may suffer as a result of any breach or continuation thereof.

12.	This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and may not be amended except by a written instrument executed by the parties hereto and approved by a majority of the members of the Board of Directors of the Company.

13.	This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within said State; and the Company and the Subscriber agree that any action based upon this Agreement may only be brought in the United States federal and state courts situated in California, and that each the Company and the Subscriber submit to the jurisdiction and venue of such courts for all purposes hereunder only, unless the Company and the Subscriber subsequently agree otherwise in writing.

14.	In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney’s fees incurred in the enforcement of this Agreement.

15.	This Agreement shall be binding upon any successors or assigns of the Common Stock, without qualification, and in the event of any exchange of the Common Stock under a merger or reorganization or other transaction of the Company by which the Common Stock is subject to exchange for other securities in any manner, this Agreement shall remain if full force and effect and shall apply to any securities received or receivable in exchange for such Common Stock, without qualification.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

Clean Vision Corp.

Date: March 31st, 2022,	By /s/ Dan Bates
Dan Bates, CEO

Agreed and Accepted:	Silverback Capital Corporation

Date: March 31st, 2022,	By /s/ Gillian Gold
Gillian, Gold, Authorized Signatory